Exhibit 10.4

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CLINICAL TRIAL SERVICES AGREEMENT

Sponsor:	Advaxis, Inc.

Protocol:	GOG-0265 (DTM0622)

Protocol Title:	A Phase II Study of Lovaxin-C (IND# 13,712) in the Treatment of Persistent or Recurrent Squamous or Non-Squamous Cell Carcinoma of the Cervix

This Clinical Trial Services Agreement (“Agreement”) is between Advaxis, Inc. (“Sponsor”), a for-profit corporation organized under the laws of Delaware, USA and holder of IND Number 13712, and the Gynecologic Oncology Group (“GOG”), a not-for-profit corporation organized under the laws of the District of Columbia, to conduct the Clinical Trial according to the Protocol attached as Exhibit A and incorporated by reference in this Agreement. The Principal Investigator for the GOG shall be Philip J. DiSaia, M.D. The Clinical Trial will be directed by Warner K. Huh, M.D. (“Study Chair”), according to the Protocol.

1.	Definitions. The following terms, when capitalized, shall have the following meanings as used in this Agreement:

A.	“Case Report Form” (“CRF”): the case history or individual research record created and maintained for each Enrolled Participant in the Clinical Trial, as required by FDA regulations.

B.	“Clinical Investigators”: the physicians at the Participating Institutions participating in the conduct of the Clinical Trial.

C.	“Clinical Trial”: that certain clinical trial of the Study Drug, as described in the Protocol.

D.	“Eligible Patient”: a patient who meets the enrollment criteria set forth in the Protocol.

E.	“Enrolled Participant”: an Eligible Patient who has consented to participate and has been enrolled in the Clinical Trial.

F.	“FDA”: the United States Food and Drug Administration.

G.	“HHS”: the United States Department of Health and Human Services.

H.	“IND”: an investigational new drug application submitted to the FDA.

I.	“IRB”: an Institutional Review Board constituted and operating in accordance with FDA/HHS regulations.

J.	“NCI”: the National Cancer Institute.

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K.	“Participating Institution”: the locations at which the Clinical Trial will be conducted.

L.	“Patient Informed Consent”: a form of document describing the Clinical Trial and its reasonable risks, which addresses all matters customarily addressed in patient informed consents appropriate to clinical trials of this type, includes an authorization by the patient to share with Sponsor all patient data required for performance of the Clinical Trial and the preparation of all regulatory submissions, and complies, at a minimum, with the requirements set forth in FDA regulations, including without limitation 21 CFR 50.20, 50.25, 50.27, and any successor provisions.

M.	“Study Drug”: Lovaxin-C, produced in compliance with good manufacturing practices and all applicable laws and regulations, including FDA regulations, to be supplied by Sponsor to the Clinical Investigators for the sole purpose of conducting the Clinical Trial, as provided in the Protocol.

2.	Engagement to Perform Clinical Trial Services.

Sponsor hereby engages GOG to provide, and GOG hereby agrees to provide, the clinical trial management and other services described herein, and in the attached protocol, in accordance with the terms and conditions set forth in this Agreement, with respect to the Clinical Trial.

3.	Duties of GOG.

A.	GOG shall (i) develop the Protocol for use in the Clinical Trial in collaboration with the Sponsor, and provide the Protocol to the Participating Institutions, (ii) prepare and provide a Patient Informed Consent, (iii) select qualified Participating Institutions, Study Chair and Clinical Investigators to conduct the Clinical Trial, including without limitation selecting replacement Participating Institutions, Study Chair and Clinical Investigators in the event of the resignation from the Clinical Trial of any such individual or institution, (iv) arrange for the conduct of the Clinical Trial at such Participating Institutions under the general oversight and management of the Study Chair and the day-to- day direction and supervision of the Clinical Investigators, as described more fully in Section 4 below, (v) arrange for coordination of the services of the Study Chair, Clinical Investigators and the Participating Institutions in their conduct of the Clinical Trial, (vi) require IRB review, approval and monitoring of the Clinical Trial, including the Patient Informed Consent, as is required by law and regulation, (vii) furnish Participating Institutions with blank CRFs, and (viii) provide or arrange for the provision of such other administrative support and other services as are set forth in this Agreement.

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B.	GOG shall require that the Clinical Investigators not enroll any participants in the Clinical Trial until: (i) the Protocol has been approved by the National Cancer Institute (NCI), (ii) the Protocol has been approved by an IRB assigned by the Participating Institution, (iii) GOG has submitted all regulatory documents required by Sponsor to Sponsor, and (iv) Sponsor has submitted all regulatory documents required by FDA regulations to FDA, received such regulatory approval of the Clinical Trial as is required by such regulations, and provided GOG with proof of such approval.

C.	GOG shall maintain the Protocol master file and all IRB-approved additions and amendments thereto, and is responsible for providing the most recently approved version of the Protocol and Patient Informed Consent forms to Clinical Investigators.

D.	GOG shall provide all proposed amendments to the Protocol to the Sponsor for review prior to proceeding with such an amendment, but the determination of approval of all Protocol amendments shall rest with the GOG.

E.	GOG shall provide periodic follow-up information and data summaries and analyses to Sponsor for all patients enrolled and participating in the Clinical Trial every six (6) months commencing six (6) months after activation of the Clinical Trial.

4.	Duties of Study Chair and Clinical Investigators.

GOG shall require that:

A.	Study Chair is responsible for the general oversight and management of the Clinical Trial, and that Clinical Investigators are responsible for the day-to-day supervision and control of the Clinical Trial at their respective Participating Institutions;

B.	Study Chair and Clinical Investigators conduct the Clinical Trial in accordance with the Protocol and all applicable laws, regulations, and good clinical and research practices;

C.	Clinical Investigators maintain a file of all documents pertaining to the Protocol including, but not limited to, Protocol amendments and safety reports;

D.	Clinical Investigators obtain and maintain a signed Patient Informed Consent (as approved by the IRB) for each patient enrolled in the Clinical Trial at their Participating Institution, and retain such consent forms for at least three (3) years or longer, as required by the Sponsor and by applicable regulations;

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E.	Clinical Investigators submit completed CRFs to GOG’s Statistical and Data Center according to Protocol requirements;

F.	Clinical Investigators maintain control of the Study Drug in accordance with FDA regulations and other applicable federal and state legal requirements, including taking monthly inventories and reconciling the same with records of receipt and dispensing or other disposition of the Study Drug;

G.	Clinical Investigators and others working on the Clinical Trial under their direction and control, or otherwise having access to the Study Drug at their Participating Institution, make use of the Study Drug solely for the purpose of conducting the Clinical Trial, and return outdated and unused doses to the Sponsor at Sponsor’s expense or dispose of such product according to applicable state and federal law;

H.	In compliance with FDA’s regulations governing “Financial Disclosure by Clinical Investigators” (21 CFR Part 54), Study Chair and all Clinical Investigators submit FDA financial disclosure forms to Sponsor before beginning work on the Clinical Trial, and update such information promptly if any relevant changes occur during the course of the Clinical Trial and for one (1) year following completion of the Study; and

I.	Clinical Investigators and Study Chair perform such other activities as may be required by applicable law or regulation for persons in such positions in respect of a Clinical Trial.

5.	Period of Performance.

This Agreement shall become effective on the date last signed below (“Effective Date”) and (unless terminated earlier pursuant to Section 13 below) shall continue in force until Sponsor receives completed case histories for all participants in the Clinical Trial and questions about data submitted have been resolved.

6.	Duties of Sponsor; Compensation of GOG.

A.	Sponsor shall (i) be the regulatory Sponsor of the Clinical Trial in accordance with FDA regulations, and meet the obligations of a Sponsor under such regulations, except to the extent expressly delegated to GOG hereunder; (ii) provide Participating Institutions without charge, properly formulated and acceptably labeled clinical- grade Study Drug in a timely manner and in sufficient quantity to complete the Protocol; and (iii) provide GOG with the Investigator’s Brochure, and any amendments and/or updates to the Investigator’s Brochure for the Study Drug.

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B.	In consideration of and as payment in full for the services rendered under this Agreement by GOG, Sponsor shall pay GOG on a quarterly basis a Clinical Trial performance fee of $8,066.63 (Eight Thousand Sixty-Six Dollars and Sixty Three Cents) per Enrolled Participant for up to an estimated 61 (Sixty-One) participants. The translational research costs are included in the Clinical Trial performance fee. All payments shall be made within thirty (30) days of receipt of an invoice submitted by the GOG. In addition, Sponsor shall pay GOG an initial nonrefundable fee of $15,000.00 (Fifteen Thousand Dollars) for the administrative costs associated with the conduct of the Clinical Trial. This administrative fee shall be paid within thirty (30) days of the execution of this Agreement.

C.	In addition to the foregoing, Sponsor shall reimburse GOG for any and all reasonable travel-related expenses incurred by GOG, Study Chair or Clinical Investigators, in performance of their respective responsibilities under this Agreement and the Protocol up to a maximum of $10,000.00. All requests for reimbursement for travel-related expenses must be accompanied by documentation in form and detail sufficient to meet the requirements of the Internal Revenue Service with respect to recognition of business-related travel expenses for federal income tax purposes.

D.	Payments shall be made as follows:

(i)	Checks shall be made Payable to: The Gynecologic Oncology Group.

(ii)	Federal Tax I.D. Number: 030466352

(iii)	Checks shall be mailed to:

The Gynecologic Oncology Group
2127 Espey Court
Suite 100
Crofton, MD 21114
Attention: Mary Sharp
Phone: 410-721-7126
Fax: 301-261-3954

7.	Confidential Information.

A.	“Confidential Information” means information that Sponsor provides to the Study Chair or the Clinical Investigators, which is in writing and designated “confidential.”

B.	Notwithstanding any designation by Sponsor, “Confidential Information” shall not include:

(i)	information that is or becomes publicly known or available through no fault of GOG, Study Chair, Clinical Investigators or other research staff;

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(ii)	information that Sponsor has made available to third parties without a confidentiality obligation;

(iii)	information that is already independently known to GOG, Study Chair, Clinical Investigators, or other research staff, as shown by their prior written records;

(iv)	information that, at or after such time that it is disclosed, is included in a publication produced in accordance with Section 9; and/or

(v)	information that relates to potential hazards or warnings associated with the production, handling, or use of the Study Drug.

C.	GOG shall require that the Study Chair, Clinical Investigators, and their employees and agents not disclose the Confidential Information to any third party without the prior written permission of Sponsor except as permitted by this Agreement or required by law; and not use the Confidential Information for any purpose other than the conduct of the Clinical Trial.

D.	In the event that GOG, a Study Chair, or a Clinical Investigator or their employees and agents reasonably find it necessary to disclose any Confidential Information to a governmental authority to defend the research against an allegation of fraud or other misconduct, or to defend themselves in any other legal proceeding, the party may make the necessary disclosure after notifying Sponsor, and attempting in good faith to agree upon a mutually satisfactory way to disclose only such portions of the Confidential Information as is necessary to achieve this limited purpose.

E.	Nothing herein shall be construed as preventing GOG, a Study Chair or a Clinical Investigator from publishing or otherwise publicly disclosing any data generated from the Clinical Trial as provided in Sections 8 and 9, below.

F.	The obligations of this Section 7 shall survive the expiration or termination of this Agreement.

8.	Recordkeeping and Access to Data.

A.	GOG shall require that:

(i)	Study Chair or Clinical Investigators complete and maintain customary accurate and authentic records, including without limitation signed consent forms, clinical data, case histories, notes, accounts, and adverse event reports of the work performed under this Agreement (“Data”);

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(ii)	Sponsor and authorized agents of FDA, HHS, and other federal agencies shall have the right to inspect and review such Data to the extent permitted by law and during regular business hours and upon reasonable notice;

(iii)	Sponsor, GOG and Clinical Investigators maintain confidentiality of personally identifiable information concerning research participants, and shall disclose such information to third parties only as permitted by applicable state and Federal privacy laws, including (but not limited to) the Health Insurance Portability and Accountability Act of 1996 (“H I PAA”).

B.	All Data generated or required by the Clinical Trial, are and shall remain the property of GOG; however, Sponsor shall have a complete copy of all collected Data in order to run an independent analysis, file an FDA application, prepare a patent application, or for any other lawful purpose.

9.	Publication and Other Public Presentation of Results.

A.	The Sponsor recognizes that, consistent with the principles of academic freedom, GOG requires that Study Chair and Clinical Investigators be free to publish the results of their research activities. The Sponsor agrees that GOG, Study Chair and Clinical Investigators engaged in this Clinical Trial shall be permitted to publish reports in journals and other professional publications, and to present the methods and results of this Clinical Trial at symposia and professional meetings, in accordance with the requirements of this Section 9.

B.	The Sponsor shall be furnished a copy of any proposed publication or presentation for advisory review and comment at least thirty (30) days in advance of the submission of such proposed publication or presentation. Expedited review or additional review time may be arranged by mutual agreement.

C.	If within such thirty (30) day period, Sponsor determines and notifies GOG in writing that the proposed publication or other disclosure contains disclosures of the intellectual property of Sponsor, GOG shall require that the publication or other disclosure be delayed for up to an additional sixty (60) days in order to allow Sponsor sufficient time to take appropriate steps to preserve U.S. or foreign patent or other intellectual property rights.

D.	Sponsor shall have no ownership rights or copyright in any publications prepared by GOG in the performance of this Agreement.

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10.	Use of Names.

Neither GOG nor Sponsor shall use the name, symbols and/or marks of the other in connection with the Clinical Trial without prior written permission. Such permission is not required for disclosure of the existence of the Agreement in reports generated in the normal course of business by GOG or Sponsor, or where acknowledgment of sponsorship is required by the guidelines of a scientific publication or organization. Neither party shall use, nor authorize others to use, the name, symbols, or marks of the other or any affiliate thereof in any advertising or publicity material or make any form of representation or statement in relation to the Clinical Trial that would constitute an express or implied endorsement by GOG of any commercial product or service, without prior written approval from GOG.

11.	Patents and Inventions.

A.	“New Invention or Discovery” shall mean any invention or discovery conceived or reduced to practice by a Study Chair, Clinical Investigator, or research staff during and as a part of the Clinical Trial conducted pursuant to this Agreement. For purposes of this Agreement, the terms “conceived” and “reduced to practice” shall be given the meaning of those terms as they appear in 35 U.S.C. § 102(g).

B.	New Inventions or Discoveries conceived or reduced to practice solely by GOG’s Study Chair, Clinical Investigators or research staff, shall be the sole property of GOG.

C.	New Inventions or Discoveries conceived or reduced to practice jointly by GOG’s Study Chair, Clinical Investigators, or other research staff and one or more employees of Sponsor shall be owned jointly by GOG and Sponsor.

D.	New Inventions or Discoveries conceived or reduced to practice solely by the Sponsor’s employees shall be the sole property of Sponsor.

E.	For new Inventions or Discoveries that are the sole property of GOG, or that are jointly owned by GOG and Sponsor, Sponsor shall have the right to first refusal of an exclusive license agreement, which shall provide for reasonable royalty payments and contain other customary and commercially reasonable terms and conditions.

F.	The parties acknowledge that the United States Government, as a matter of statutory right under 35 U.S.C. § 200-212, holds a nonexclusive world-wide license and certain other rights to use inventions made as a result of research funded in whole or in part by the United States Government. In the event such rights are found to apply to any New Inventions or Discoveries, any license negotiated under this Agreement, even if termed an “exclusive” license, shall be understood to be subject to the rights of the United States Government, without any effect on the parties’ remaining obligations, as set forth in the license or in this Agreement.

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G.	The right of publication by GOG, Study Chair, and Clinical Investigators, as described in Section 9, shall not be affected by a license to use any New Invention or Discovery.

12.	Indemnification and Insurance.

A.	Sponsor shall indemnify, defend and hold harmless GOG, Study Chair, Clinical Investigators and other research staff, including their directors, officers, employees, agents, and assigns, from any and all third party liabilities, claims, actions or suits arising out of or in connection with the Clinical Trial, except for loss resulting from the negligence or willful malfeasance of GOG, a Study Chair, Clinical Investigator or other research staff.

B.	Sponsor shall provide a diligent defense against or settlement of any claims brought or actions filed with respect to the subject of the indemnity contained in this Agreement, whether such claims or actions are rightfully or wrongfully brought or filed; provided, however, that Sponsor must obtain GOG’s written approval before settling any claim.

C.	GOG shall reasonably cooperate, and shall require that Study Chair, Clinical Investigators and other research staff reasonably cooperate, with Sponsor and its legal representatives in the investigation and defense of any claim or suit covered under this Section 12. In the event a claim or action is or may be asserted, GOG shall have the right to select and to obtain representation by separate legal counsel.

D.	Upon request, each party shall provide evidence of its insurance or self- insurance coverage and unless self-insured, will notify the other party within three (3) business days of notice of any reduction, non-renewal or cancellation of its coverage.

13.	Termination.

A.	This Agreement will terminate automatically if any of the following occur:

(i)	if FDA imposes a permanent hold on the Study Drug;

(ii)	if the Clinical Trial is terminated by GOG for reasons of patient safety, or by NCI; or

(iii)	if a formal investigation by an authorized governmental agency determines that the Data have been falsified or irreparably compromised by research misconduct.

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(iv)	if the GOG’s Data Monitoring Committee (DMC) is convened for this study and the DMC recommends study termination as part of its chartered responsibilities, and the Group Chair agrees with the DMC’s recommendation.

B.	This Agreement may be terminated by either party, upon ten (10) days prior written notice, if any of the following conditions occur:

(i)	if either party fails to comply with the terms of this Agreement after receipt of written notice, with reasonable opportunity to cure, from the other party;

(ii)	if no Study Chair is willing or able to continue to serve and a successor acceptable to both the GOG and the Sponsor is not available.

C.	This Agreement may be terminated by either party for any reason, upon sixty (60) days prior written notice.

D.	Upon the effective date of termination, there shall begin an accounting conducted by GOG. Within thirty (30) days after receipt of adequate documentation, Sponsor shall make payment to GOG, on a pro rata basis, for:

(i)	all services properly rendered and monies properly expended by GOG, a Study Chair or a Clinical Investigator under this Agreement prior to the date of termination, and not yet reimbursed; and

(ii)	all reasonable non-cancelable obligations properly incurred for the Clinical Trial by GOG prior to the effective date of termination, unless the Sponsor objects to any charge, in which case, the parties shall use best efforts to resolve expeditiously any disagreement. In the event of disagreement, Sponsor shall not withhold any amounts not in dispute and shall make payment thereof as required in this Section 13.

E.	GOG shall credit or return to the Sponsor any funds not expended or obligated by GOG, a Study Chair or Clinical Investigator in connection with the Clinical Trial, and return or properly dispose of, at the option of the Sponsor, any unused Study Drug, prior to the effective termination date indicated in the notice of termination.

F.	Termination of this Agreement by either party shall not affect the rights and obligations of the parties accrued prior to the effective date of termination. The rights and duties as specified under Sections 4 (G, H, I), 6, 7, 8, 9, 10, 11, 12, 13 and 14, or any other provision that by its terms is intended to survive termination or expiration, shall survive the termination or expiration of this Agreement.

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G.	The parties shall cooperate with each other and with Federal agencies in winding down the Clinical Trial and transferring the care of Enrolled Participants to suitably trained practitioners of their choice.

14.	Miscellaneous.

A.	Independent Contractor. GOG, Study Chair, Clinical Investigators and other research staff are independent contractors and are neither employees nor agents of Sponsor. Neither GOG, nor Sponsor intends to create any partnership, joint venture, employment or agency relationship pursuant to this Agreement. Neither party to this Agreement shall have the right to bind the other party by contract or otherwise to transact business in the other party’s name or on its behalf, unless with the specific written consent of the other party.

B.	Correspondence. Sponsor shall address all medical/scientific communications to the Study Chair at the address listed in the Protocol and GOG, as follows:

The Gynecologic Oncology Group
Four Penn Center, Suite 1020
1600 John F. Kennedy Boulevard
Philadelphia, Pennsylvania 19103-2800
Phone: 215-854-0770
Fax: 215-854-0309
Attention: Kia Neff

All such information directed to Sponsor shall be addressed to:

Dr. John Rothman
|Executive Vice President: Science & Operations
Advaxis Inc.
675 US Route 1
North Brunswick, NJ 08902

C.	Notices. Legal notices given to the respective parties hereunder shall be in writing and sent by facsimile or by mail to the following:

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If to Sponsor:
Dr. John Rothman
Executive Vice President: Science & Operations
Advaxis Inc.
675 US Route 1
North Brunswick, NJ 08902
Phone:(732) 545-1590
Fax: :(732) 545-1084
Attention: Legal Affairs

If to GOG:                          The Gynecologic Oncology Group
Four Penn Center, Suite 1020
1600 John F. Kennedy Boulevard
Philadelphia, Pennsylvania 1910-2800
Phone: 215-854-0770
Fax: 215-854-0309
Attention: Laura L. Reese

With a copy, which shall not constitute notice, to:
Ann E. Allen, Esq.
1111 E. Capitol St. S.E.
Washington, DC 20003

D.	Assignment. Due to the specialized nature of the services provided under this Agreement, neither party shall assign, transfer or convey this Agreement without the other party’s prior written consent. This Agreement shall enure to the benefit of each party and its permitted successors and assigns. This Section 14.D shall not be deemed to preclude GOG from contracting with Study Chair, Clinical Investigators and Participating Institutions to perform the Clinical Trial hereunder, or to require Sponsor to consent to such contracts, except as otherwise specifically set forth above.

E.	Amendment. Any amendment(s) to this Agreement must be in writing and signed by both parties.

F.	Applicable Law. This Agreement shall be construed under and governed by the laws of the Commonwealth of Pennsylvania, exclusive of choice of law provisions. The parties hereby irrevocably consent to the jurisdiction and placing of venue of any action between the parties in the local, state, or federal courts located in the city of Philadelphia, Pennsylvania.

G.	Alternative Dispute Resolution: The parties agree to make their best efforts to resolve any disputes regarding this Agreement through mediation or non-binding arbitration, using the services of the American Arbitration Association.

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H.	Entirety of Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter herein, and supersedes all prior terms or understandings, written or oral.

I.	Waiver. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No waiver by a party hereto of, or consent by a party hereto to, a variation from any provision of this Agreement shall be effective unless made in a written instrument duly executed on behalf of such party.

J.	Severability. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term of this Agreement.

K.	No Debarment. Neither GOG nor any of its employees or agents, or any Participating Institution or Clinical Investigator or any of their employees or agents, rendering activities pursuant to this Agreement is under investigation by the FDA for debarment action or is presently debarred pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335a, or any other FDA authority. GOG shall notify Sponsor immediately upon any inquiry concerning or the commencement of any such proceeding concerning GOG or any such person or entity.

L.	Inspections. If any governmental or regulatory authority conducts or gives notice to GOG of its intent with respect to any activities under this Agreement to conduct an inspection at any Participating Institution or take any other regulatory action, or if GOG becomes aware of any such governmental inspection or other regulatory activity at one of the Participating Institutions, GOG shall promptly give Sponsor notice thereof, including all information pertaining to any such inspections or actions.

M.	No Sanctions. Neither GOG nor any of its personnel, nor to the knowledge of GOG any Study Chair, Clinical Investigator, or Participating Institution or the research staff of any have been or shall be involved in an investigation or in research that was terminated, as the term “termination” is used in 21 CFR 812.3(8), nor have they been subjected to any sanctions related to allegations of research or professional misconduct.

N.	Additional Actions and Documents. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

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O.	Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.

P.	Headings. The headings of this Agreement are for ease of reference only and shall not limit or otherwise affect the meaning of the terms and conditions of this Agreement.

The Parties hereby accept and agree to the terms and conditions of this Agreement.

ADVAXIS, INC.:		THE GYNECOLOGIC ONCOLOGY GROUP:

By:	/s/ John Rothman	By:	/s/ Philip J. DiSaia, M.D.

Name: Dr. John Rothman		Name: Philip J. DiSaia, M.D.

Title: EVP: Science & Operations		Title: President and Group Chair

Date:	12/13/09	Date:	12/11/09

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